Exhibit 99.1

OpenText Signs Definitive Agreement to Acquire Recommind, Inc.
Acquisition Further Strengthens OpenText’s Position in eDiscovery,
Enterprise Information Management, Analytics and Cloud

WATERLOO, ON - June 2, 2016 - Open Text Corporation (NASDAQ: OTEX) (TSX: OTC), a global leader in Enterprise Information Management, announced today that it has entered into a definitive agreement to acquire privately-held Recommind, Inc., a leading provider of eDiscovery, and information analytics. Recommind’s SaaS and managed services solutions include, Axcelerate for eDiscovery review and analysis, Perceptiv for contract analytics and Decisiv for enterprise-wide information access.

With this acquisition, Recommind’s market-leading eDiscovery solution will complement OpenText’s own leading enterprise information management (EIM) solutions. In addition, this acquisition is expected to expand OpenText’s expertise in cloud and developing and using analytics to solve concrete and expensive business problems.
Terms of the Agreement
The transaction purchase price is approximately $163 million. The solutions being acquired are expected to generate between $70 million and $80 million of annualized revenues, be immediately accretive to earnings and be on the OpenText operating model within the first 12 months after closing. The transaction is expected to close in the first quarter of fiscal 2017 and is subject to customary regulatory approvals and closing conditions. (1)
More information can be found in our presentation at investors.opentext.com.

About OpenText
OpenText is the largest independent software provider of Enterprise Information Management (EIM). For more information please visit www.opentext.com.
Cautionary Statement Regarding Forward-Looking Statements Certain statements in this press release may contain words considered forward-looking statements or information under applicable securities laws. These statements are based on OpenText's current expectations, estimates, forecasts and projections about the operating environment, economies and markets in which the company operates. These statements are subject to important assumptions, risks and uncertainties that are difficult to predict, and the actual outcome may be materially different. OpenText's assumptions, although considered reasonable by the company at the date of this press release, may prove to be inaccurate and consequently its actual results could differ materially from the expectations set out herein. For additional information with respect to risks and other factors, which could occur, see OpenText's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other securities filings with the SEC and other securities regulators. Unless otherwise required by applicable securities laws, OpenText disclaims any intention or obligations to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
2016 Open Text Corporation. OpenText is a trademark or registered trademark of OpenText SA and/or Open Text ULC. The list of trademarks is not exhaustive of other trademarks. Registered trademarks, product names, company names, brands and service names mentioned herein are property of OpenText SA or other respective owners. All rights reserved. For more information, visit: http://www.opentext.com/who-we-are/copyright-information.
Notes:  (1) All dollar amounts in this press release are in US dollars unless otherwise indicated.

Further information:

Greg Secord
Vice President, Investor Relations
Open Text Corporation
San Mateo, CA: (415) 963-0825
gsecord@opentext.com

Kasey Holman
Vice President, Corporate Communications
Open Text Corporation
San Mateo, CA: (650) 302-4191
kholman@opentext.com

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